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                                                                     Exhibit 2.3


               AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

          THIS AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION, dated as of October 29, 1999, amends the Agreement and Plan of Reorganization (the "Merger Agreement"), dated as of September 14, 1999, among Microsoft Corporation ("Microsoft"), MovieSub, Inc. ("Sub") and Visio Corporation ("Company"). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

          WHEREAS, the parties hereto desire, among other things, to provide for the closing of the transactions contemplated by the Merger Agreement on a date that is optimal for financial, accounting, business and other purposes, and, in connection therewith, desire to make certain amendments to the Merger Agreement.

          NOW THEREFORE, INTENDING TO BE LEGALLY BOUND, and in consideration of the mutual covenants and agreements contained herein, Microsoft, Sub and Company hereby agree as follows:

          1.   Agreements with respect to Comfort Letters.  Section 6.2 and
Section 6.3 of the Merger Agreement are hereby deleted in their entirety. The last sentence of Section 7.2.4 of the Merger Agreement is hereby deleted in its entirety.

          2.   Agreements with respect to the Closing and the Effective Time.
Section 1.2 of the Merger Agreement is hereby amended and restated in its entirety as follows:

          "1.2 Closing. Unless another date or place is agreed to in writing by the parties hereto, the closing of the Merger (the "Closing") will take place at the offices of Preston Gates & Ellis LLP, Seattle, Washington, on a date (the "Closing Date") that is as soon as practicable after, but no later than the third business day after, satisfaction or waiver of the last to be fulfilled of the conditions set forth in Article VII that by their terms are not to occur at the Closing (the date on which such conditions are satisfied or waived being the "Condition Satisfaction Date"); provided, however, that if the Condition Satisfaction Date is prior to December 30, 1999, Microsoft may elect to postpone the Closing Date to a date not later than December 30, 1999 by providing written notice of such election to the Company not later than three business days after the Condition Satisfaction Date; provided, further, that if Microsoft so elects to postpone the Closing Date, then, notwithstanding anything to the contrary contained in
     Article VII of this Agreement, after the Condition Satisfaction Date, the obligations of each party to effect the Merger shall not be subject to any of the conditions specified in Article VII of this Agreement."
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          3.   Publication of Operating Results.  The following text is hereby added as a new Section 6.14 of the Merger Agreement:

          "6.14 Publication of Operating Results. As soon as practicable after the end of a calendar month that is at least 30 days after the Effective Time, Microsoft shall publish, in the form of an earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement that includes sales and net income, results of operations covering at least 30 days of combined operation of Microsoft and the Company after the Effective Time, as contemplated in SEC Accounting Series Release No. 135."

          4. Amendment. Exhibit 4.9 of the Merger Agreement is hereby replaced in its entirety with Exhibit 4.9 attached hereto. In addition, Schedule
4.12.3 of the Merger Agreement is hereby replaced in its entirety with Schedules 4.12.3(a) and (b) attached hereto. All other exhibits and Schedules attached to the Agreement shall remain unchanged.

          5. Effect of this Amendment to Agreement and Plan of Reorganization. From and after the execution of a counterpart hereof by the parties hereto, any reference to the Merger Agreement shall be deemed to be a reference to the Merger Agreement as amended hereby. Except as amended hereby, the terms and conditions of the Merger Agreement shall remain unchanged and in full force and effect.

          6. Counterparts. This Amendment to Agreement and Plan of Reorganization may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

          7. Governing Law. This Amendment to Agreement and Plan of Reorganization shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Washington.
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          IN WITNESS WHEREOF, Microsoft, Sub and Company have caused this
Amendment to Agreement and Plan of Reorganization to be signed by their respective officers thereunder duly authorized, all as of the date first written above.

                                         MICROSOFT CORPORATION

                                         By  /s/ Gregory B. Maffei
                                           --------------------------------
                                           Name:   Gregory B. Maffei
                                           Title:  Vice President Finance and
                                                   Chief Financial Officer

                                         MOVIESUB, INC.

                                         By  /s/ Robert A. Eshelman
                                           --------------------------------
                                           Name:   Robert A. Eshelman
                                           Title:  President

                                         VISIO CORPORATION

                                         By  /s/ Jeremy Jaech
                                           ---------------------------------
                                           Name:   Jeremy Jaech
                                           Title:  President and CEO